Exhibit 99.1

LIBERTY MEDIA REPORTS THIRD QUARTER FINANCIAL RESULTS

Englewood, Colorado, November 9, 2009 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) today reported third quarter results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group.  Highlights include(1):

•                  Grew adjusted OIBDA(2) at QVC by 10% on revenue growth of 2%

•                  Increased adjusted OIBDA at Starz Entertainment by 19% and revenue by 8%

•                  Raised $1.0b in senior secured notes at QVC, extended maturities through 2019

•                  Received $250m SIRIUS XM loan repayment; loans now completely repaid, still hold bonds

•                  Mailed proxy statement for split-off of Liberty Entertainment Inc. (LEI) and business combination with DIRECTV, set stockholder vote for November 19th

•                  Reached 52-week highs on all Liberty stocks in the past two months

“Building on momentum from the second quarter, QVC, Starz, and SIRIUS XM posted strong operating results,” stated Greg Maffei, Liberty President and CEO.  “Additionally, we made significant progress on the LEI/DIRECTV transaction having received our private letter ruling from the IRS and mailed our proxy statement.”

Liberty Media’s Board of Directors approved a $500 million Liberty Starz stock repurchase authorization and has decided not to proceed with reverse stock splits for the Liberty Capital and Liberty Interactive groups.  The redesignation of Liberty Entertainment common stock into Liberty Starz common stock is expected to be completed immediately following the split-off of LEI.

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 2% to $1.8 billion and adjusted OIBDA increased 11% to $345 million.  The increase in revenue and adjusted OIBDA was primarily due to favorable results at QVC.

QVC

QVC’s third quarter consolidated revenue increased 2% to $1.7 billion and adjusted OIBDA increased 10% to $343 million.

“QVC returned to a positive position for US and international net revenue and adjusted OIBDA”, stated Mike George, QVC President and CEO.  “These results reflect the success of our sales and cost initiatives along with what appears to be a stabilization of consumer spending in the US and UK.  During the quarter we announced QVC’s exclusive distribution agreement with Liz Claiborne New York - our latest move for QVC to be the must-visit destination for exclusive, compelling content.  We continue to invest in our technology makeover and are on course with our launch of a new global eCommerce platform, a global customer relationship and call center management platform, warehouse automation investments and our multimedia infrastructure.  We turned the economic downturn into an opportunity and built a stronger, leaner, more financially sound and technology rich company for the long-term.”

QVC’s domestic revenue increased 2% to $1.1 billion and adjusted OIBDA increased 10% to $244 million.  For the quarter, the mix of product shifted from the jewelry and apparel product areas to the home and accessories areas.  The average selling price for the third quarter decreased 1% from $47.89 to $47.52 and the total number of units sold increased 1% to 25.0 million from 24.8 million.  Returns as a percent of gross product revenue decreased from 20% to 19% due to the shift in the sales mix to home products and accessories, which typically have lower return rates.  QVC.com sales as a percentage of domestic sales increased from 24% to 28% for the third quarter.  Adjusted OIBDA margin(2) for the domestic operations increased 163 basis points to 22% for the third quarter due to a higher gross margin percentage resulting from more efficient warehouse operations and freight savings as well as a reduction in franchise and sales tax expense related to favorable audit settlements.

QVC’s international revenue remained flat in the third quarter at $569 million despite the unfavorable foreign currency exchange rates in the UK and Germany and including favorable exchange rates in Japan.  International adjusted OIBDA increased 9% in the third quarter to $99 million.  International adjusted OIBDA margins increased 138 basis points to 17% due primarily to a favorable gross margin percentage as a result of lower warehouse and freight expenses across each market and a favorable inventory obsolescence provision in the UK and Germany.  Excluding the effect of exchange rates, international revenue increased 1% overall and international adjusted OIBDA increased 9%.

QVC UK’s revenue in local currency grew 6% in the third quarter due to growth in apparel and beauty product sales.  QVC UK’s average selling price increased 5% for the third quarter and units sold increased

2%.  QVC UK experienced a higher gross margin percentage due primarily to a favorable obsolescence provision, lower warehouse expenses and a reduction in realized inventory foreign exchange losses.

QVC Germany’s revenue decreased 1% in local currency in the third quarter.  QVC Germany’s average selling price increased 8% for the third quarter, while units sold decreased 9%.  Germany experienced a higher gross margin percentage primarily due to a favorable obsolescence provision and lower warehouse and freight expenses.  The accessories category, including beauty products, increased as a percent of product sold, from 19% to 29% in the third quarter.

QVC Japan’s revenue decreased 1% in local currency during the third quarter due in part to continued deterioration of economic conditions.  QVC Japan achieved unit sales growth of 6% but experienced a decline in the average selling price of 7%.  Japan experienced sales growth primarily in the accessories, apparel, and health and beauty categories which was more than offset by declines in the jewelry and home product categories.  QVC Japan’s gross margin percentage remained relatively stable.

During the third quarter, QVC issued $1.0 billion principal amount of 7.5% senior secured notes due 2019 at an issue price of 98.278%.  QVC used all of the net proceeds from such offering to fund the purchase and cancellation of an equivalent principal amount of outstanding term loans under QVC’s senior secured credit facilities that mature in 2014.  QVC’s outstanding bank debt was $3.2 billion at September 30, 2009.

eCommerce Businesses

Liberty Interactive’s eCommerce businesses include Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, LOCKERZ, and The Right Start.  In the aggregate, the eCommerce businesses increased revenue by 2% to $160 million and adjusted OIBDA by $2 million to $5 million.  The increase in revenue was primarily driven by two small acquisitions made during 2008.  Exclusive of the effects of such acquisitions, revenue decreased 4% in the third quarter versus the prior year as the economic downturn continues to negatively impact the eCommerce businesses.

Share Repurchases

There were no share repurchases of Liberty Interactive stock during the third quarter of 2009.   Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, LOCKERZ, and The Right Start, and its interests in IAC/InterActiveCorp, HSN, Ticketmaster Entertainment, Tree.com, Interval

Leisure Group, Expedia and GSI Commerce.  Liberty has identified wholly-owned QVC as the principal operating segment of Liberty Interactive group.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 2% to $369 million and adjusted OIBDA increased 16% to $86 million for the quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.   The increase in adjusted OIBDA was due to positive results at Starz Entertainment partially offset by expenses related to the proposed split-off of LEI.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 8% to $301 million and adjusted OIBDA increased 19% to $93 million.  The $23 million increase in revenue was due to a $22 million increase in rates and a $1 million increase resulting from growth in the average number of subscription units.  In the third quarter, Starz experienced an average subscription unit increase of 1% and Encore average subscription units decreased 1% for the quarter.

Starz Entertainment’s operating expenses were flat and SG&A expenses increased $8 million to $35 million for the quarter.  Operating expenses were flat primarily due to a reduction in license fees as a result of a reduction in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions and lower effective rates, offset by the amortization and write-off of production costs for original series.  The increase in SG&A was primarily due to higher sales and marketing expenses and higher personnel costs, which remain 5% lower for the first nine months of 2009 compared to the same period in 2008.

Starz Chairman and CEO Robert B. Clasen said, “Starz Entertainment had another strong quarter, increasing revenue by 8% and adjusted OIBDA by 19%.   We do remain concerned about flat or declining subscriber numbers among some of our affiliates — driven by general economic conditions and rate hikes, but are working with our affiliates to improve results.   However, we are encouraged by the Television Everywhere initiative which will bring our programming to consumers via the Internet and by the early response to our dramatic series Spartacus: Blood and Sand which will premiere on the Starz channels in January.”

Share Repurchases

There were no share repurchases of Liberty Entertainment stock during the third quarter of 2009.

The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty’s subsidiaries Starz Entertainment, Liberty Sports Group, and PicksPal, and its interests in equity affiliates GSN LLC, WildBlue Communications and DIRECTV.  Liberty has identified Starz Entertainment as the principal operating segment of Liberty Entertainment group.  Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008.  The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Liberty Capital group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the group since January 1, 2008.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue decreased 22% to $171 million while adjusted OIBDA deficit improved by $21 million for the quarter.  The decrease in revenue was primarily due to a $41 million decrease in theatrical revenue and a $9 million decrease in home video revenue at Starz Media.  The decrease in adjusted OIBDA deficit was primarily due to the timing of theatrical and home video revenue and related expenses associated with films released by Starz Animation and Overture Films.

Starz Chairman and CEO Robert B. Clasen said, “Starz Media faced challenges in the third quarter, including a difficult economic environment for DVD sales and the disappointing performance of two Overture Films: Pandorum and Capitalism: A Love Story.  However, Law Abiding Citizen, starring Jamie Foxx, which premiered in October, has already generated more than $60 million in domestic box office, well beyond projections, making it the best performing Overture Film release to date and we had a good opening this past weekend for Men Who Stare at Goats.”

Share Repurchases

There were no share repurchases of Liberty Capital stock during the third quarter of 2009.  Liberty has approximately $119 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta

Braves), its interests in SIRIUS XM, and minority interests in Time Warner, Inc., Time Warner Cable, and Sprint Nextel.

FOOTNOTES

1)              Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 11:30 a.m. (ET) on November 9, 2009.  For information regarding how to access the call, please see “Important Notice” on page 9.

2)              For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2009 to the same period in 2008.  Certain prior period amounts have been reclassified for comparability with the 2009 presentation

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

($s in millions and include the value of derivatives)	June 30, 2009	September 30, 2009
InterActiveCorp	578	688
InterActiveCorp Spin-Off Companies (1)	484	724
Expedia (1)	1,046	1,658
Other	132	179
Total Attributed Liberty Interactive Group	2,240	3,249

DIRECTV (1)	13,661	15,078
Total Attributed Liberty Entertainment Group	13,661	15,078

SIRIUS XM Loans and Investments (2)	1,546	1,922
Non Strategic Public Holdings (3)	4,020	3,144
Total Attributed Liberty Capital Group	5,566	5,066

(1)

Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Ticketmaster Entertainment, Interval Leisure Group, and Tree.com), Expedia, and DIRECTV and associated financial instruments. In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)

Represents the fair value of Liberty’s various debt and equity investments and loans to SIRIUS XM. The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock. Liberty’s loans to SIRIUS XM are reflected at their face amount for both periods presented. In accordance with GAAP, Liberty accounts for the convertible preferred stock and loans using the equity method of accounting and includes these in its consolidated balance sheet at their historical carrying values.

(3)

Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments. Also includes the liability associated with borrowed shares which totaled $617 million and $865 million on June 30, 2009 and September 30, 2009, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	June 30, 2009	September 30, 2009
Cash Attributable to:
Liberty Interactive Group	946	816
Liberty Entertainment Group	618	577
Liberty Capital Group (1)	2,373	2,923
Total Liberty Consolidated Cash (GAAP)	3,937	4,316

Debt:
Senior Notes and Debentures (2)	1,711	1,594
Senior Exchangeable Debentures	541	541
QVC Senior Notes (2)	—	1,000
QVC Bank Credit Facility	4,477	3,235
Other	68	190
Total Attributed Liberty Interactive Group Debt (3)	6,797	6,560
Less: Unamortized Discount	(7)	(25)
Less: Fair Market Value Adjustment	(324)	(240)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,466	6,295

Liberty Derivative Borrowing	2,016	1,888
Other	50	49
Total Attributed Liberty Entertainment Group Debt (GAAP)	2,066	1,937

Senior Exchangeable Debentures (4)	2,571	2,561
Bank Credit Facility	750	750
Liberty Derivative Borrowing	1,930	1,155
Other	102	80
Total Attributed Liberty Capital Group Debt	5,353	4,546
Less: Fair Market Value Adjustment	(1,049)	(694)
Total Attributed Liberty Capital Group Debt (GAAP)	4,304	3,852

Total Consolidated Liberty Debt (GAAP)	12,836	12,084

(1)

Does not include $505 million and $471 million of restricted cash on June 30, 2009 and September 30, 2009, respectively, which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.
(3)

Does not include $500 million in intergroup loans. Each of the Entertainment group and Capital group made an intergroup loan to the Interactive group in the amount of $250 million. Such loans (i) are secured by various public stocks attributed to the Interactive group, (ii) accrue interest quarterly at the rate of LIBOR plus 500 basis points and (iii) are due June 16, 2010.

(4)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash decreased $130 million compared to June 30, 2009 primarily due to the retirement of outstanding public bonds and the pay down of the QVC credit facility partially offset by cash flow from QVC operations.  Total attributed Liberty Interactive group debt decreased $237 million compared to June 30, 2009 due to the debt pay downs mentioned above.  QVC also issued $1.0 billion principal amount of senior secured notes during the quarter and used the net proceeds to purchase and cancel certain outstanding term loans of the same amount.  Please see discussion related to QVC’s Senior Secured Notes due 2019 in the footnotes to Liberty’s condensed consolidated financial statements to be included in its Form 10-Q.   Subsequent to September 30, 2009, the Interactive group repaid $50 million of the intergroup loans to each of the Entertainment group and the Capital group.

Total attributed Liberty Entertainment group cash decreased $41 million compared to June 30, 2009 primarily due to payments on the derivative borrowing partially offset by tax sharing payments from subsidiaries and cash flow from Starz Entertainment operations.  Total attributed Liberty Entertainment group debt decreased $129 million compared to June 30, 2009 due to payments on the derivative borrowing.

Total attributed Liberty Capital group cash and short-term investments increased $550 million compared to June 30, 2009 due to the expiration of a certain equity derivative and the early retirement of loans previously extended to Sirius XM, partially offset by the retirement of derivative borrowings.  Total attributed Liberty Capital group debt decreased $807 million compared to June 30, 2009 due to the retirement of derivative borrowings mentioned above.

Important Notice: Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 11:30 a.m. (ET) on November  9, 2009.  The call can be accessed by dialing (877) 440-5803 or (719) 325-4888 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 1:30 p.m. (ET) on November 23, 2009 by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 3701402#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media web site.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues, continued access to capital on terms acceptable to Liberty Media, and the completion of the proposed split-off of a majority of the assets and liabilities of the Liberty Entertainment group and the related business combination with DIRECTV. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K and our Form 8-K filed July 20, 2009 for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of LEI, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV. The offer and sale of shares in the proposed split-off and the DIRECTV transaction will only be made pursuant to the effective registration statements on file with the Securities and Exchange Commission (“SEC”). Liberty Media stockholders and other investors are urged to read the effective registration statements, including the definitive proxy statement/prospectuses contained therein, because they contain important information about these transactions. Copies of the effective registration statements and the definitive proxy statement/prospectuses are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to D.F. King & Co., Inc. at (800) 628-8532.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty Media, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise are available in the definitive proxy materials filed with the SEC.

Contact: Courtnee Ulrich - (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment, and Starz Media) owned by or in which Liberty held an interest on September 30, 2009.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q08	4Q08	1Q09	2Q09	3Q09
Liberty Interactive Group
QVC
Revenue – Domestic	1,073	1,481	1,053	1,157	1,098
Revenue – International	568	655	540	527	569
Revenue – Total	1,641	2,136	1,593	1,684	1,667
Adjusted OIBDA – Domestic	221	282	222	277	244
Adjusted OIBDA – International	91	134	97	96	99
Adjusted OIBDA – Total	312	416	319	373	343
Operating Income	175	278	178	243	209
Gross Margin – Domestic	34.3%	32.1%	34.2%	36.6%	34.8%
Gross Margin – International	35.7%	36.6%	37.0%	37.6%	36.9%

Liberty Entertainment Group
STARZ Entertainment
Revenue	278	285	296	296	301
Adjusted OIBDA	78	81	108	105	93
Operating Income (Loss)	63	(1,151)	95	92	78
Subscription Units – Starz	17.4	17.7	18.1	17.5	17.3
Subscription Units – Encore	31.6	31.7	31.9	31.5	30.7

Liberty Capital Group
STARZ Media
Revenue	104	98	102	90	56
Adjusted OIBDA	(82)	(64)	5	17	(71)
Operating Income (Loss)	(86)	(260)	2	15	(73)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Entertainment group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009, respectively.

(amounts in millions)	3Q08	4Q08	1Q09	2Q09	3Q09
Liberty Interactive Group
Adjusted OIBDA	312	432	341	412	345
Depreciation and Amortization	(143)	(143)	(147)	(135)	(139)
Stock Compensation Expense	(8)	(7)	(10)	(11)	(12)
Impairment of Long-Lived Assets	—	(56)	—	—	—
Operating Income	161	226	184	266	194

Liberty Entertainment Group
Adjusted OIBDA	74	107	132	89	86
Depreciation and Amortization	(12)	(12)	(11)	(9)	(7)
Stock Compensation Expense	(15)	21	(17)	(23)	(20)
Impairment of Long-Lived Assets	—	(1,262)	—	—	—
Operating Income (Loss)	47	(1,146)	104	57	59

Liberty Capital Group
Adjusted OIBDA	(92)	(106)	(32)	4	(71)
Depreciation and Amortization	(24)	(23)	(20)	(22)	(20)
Stock Compensation Expense	(1)	3	(1)	(1)	(3)
Impairment of Long-Lived Assets	(34)	(217)	—	—	—
Operating Loss	(151)	(343)	(53)	(19)	(94)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the three months ended September 30, 2008 and 2009, respectively.

(amounts in millions)	2008	2009
Liberty Interactive Group	$312	345
Liberty Entertainment Group	74	86
Liberty Capital Group	(92)	(71)
Consolidated Adjusted OIBDA	$294	360

Consolidated Segment Adjusted OIBDA	$294	360
Stock-Based Compensation	(24)	(35)
Depreciation and Amortization	(179)	(166)
Impairment of long-lived assets	(34)	—
Interest Expense	(190)	(194)
Share of Earnings of Affiliates	141	138
Realized and Unrealized (Losses) on Financial Instruments, net	77	(326)
Losses on Dispositions, net	(2)	(14)
Other than temporary declines in fair value of investments	(444)	—
Other, net	14	12
Loss Before Income Taxes	$(347)	(225)

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, eCommerce businesses, Starz Entertainment and Starz Media to that entity’s operating income calculated in accordance with GAAP for the three months ended September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009, respectively.

(amounts in millions)	3Q08	4Q08	1Q09	2Q09	3Q09
Liberty Interactive Group
QVC
Adjusted OIBDA	312	416	319	373	343
Depreciation and Amortization	(135)	(135)	(137)	(127)	(130)
Stock Compensation Expense	(2)	(3)	(4)	(3)	(4)
Operating Income	175	278	178	243	209

eCommerce Businesses
Adjusted OIBDA	3	19	25	42	5
Depreciation and Amortization	(7)	(9)	(9)	(9)	(9)
Stock Compensation Expense	(3)	(3)	(4)	(4)	(4)
Impairment of Long-Lived Assets	—	(56)	—	—	—
Operating Income	(7)	(49)	12	29	(8)

Liberty Entertainment Group
STARZ Entertainment
Adjusted OIBDA	78	81	108	105	93
Depreciation and Amortization	(4)	(5)	(4)	(5)	(3)
Stock Compensation Expense	(11)	12	(9)	(8)	(12)
Impairment of Long-Lived Assets	—	(1,239)	—	—	—
Operating Income (Loss)	63	(1,151)	95	92	78

Liberty Capital Group
STARZ Media
Adjusted OIBDA	(82)	(64)	5	17	(71)
Depreciation and Amortization	(4)	(3)	(3)	(3)	(2)
Stock Compensation Expense	—	(1)	—	1	—
Impairment of Long-Lived Assets	—	(192)	—	—	—
Operating Income (Loss)	(86)	(260)	2	15	(73)